Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We have issued our report dated March 29, 2024, with respect to the consolidated financial statements included in the Annual Report D-Wave Quantum Inc. on Form 10-K for the year ended December 31, 2023. We consent to the incorporation by reference of said reports in the Registration Statements of D-Wave Quantum Inc. on Form S-8 (File No. No. 333-267843).

/s/GRANT THORNTON LLP

Bellevue, Washington
March 29, 2024